Exhibit 99.1

HHS and the Cohen Foundation Name T2 Biosystems a Phase 1 Winner in LymeX Diagnostics Prize

LEXINGTON, Mass., November 7, 2022 (GLOBE NEWSWIRE) — T2 Biosystems, Inc. (NASDAQ:TTOO) a leader in the rapid detection of sepsis-causing pathogens and antibiotic resistance genes, announced today that the U.S. Department of Health and Human Services (“HHS”) and the Steven & Alexandra Cohen Foundation (“Cohen Foundation”) have selected T2 Biosystems as a Phase 1 winner in the LymeX Diagnostics Prize, a LymeX Innovation Accelerator (“LymeX”) prize competition to accelerate the development of Lyme disease diagnostics. As a Phase 1 winner, T2 Biosystems will receive $100,000 and an invitation to participate in a second phase.

The current two-tier serological testing system relies on the presence of antibodies and can only be used accurately four to six weeks after infection. The LymeX Diagnostics Prize’s open innovation model is accelerating discovery and development by offering no-strings-attached funding alongside exclusive access to key resources and collaboration opportunities—helping innovators take their solutions from concept to the healthcare market.

“We appreciate the leadership from HHS and the Cohen Foundation to advance next generation Lyme diagnostics, and we are grateful to receive this support to advance our T2Lyme Panel for the detection of early Lyme disease,” stated John Sperzel, Chairman and CEO of T2Biosystems. “We believe the T2Lyme Panel may allow clinicians to ensure patients receive appropriate therapy faster, and prevent the negative impact of a delay in the delivery of appropriate therapy and the overuse of antibiotics.”

From May to August 2022, Phase 1 received 52 solutions for detecting active Lyme disease infections in people. Solutions incorporated techniques such as radiology imaging, genomics sequencing, and microfluidics; submissions also translated approaches used in diagnosing other infectious diseases, including COVID-19. Technical reviewers initially evaluated this highly competitive field, and then the competition judging panel assessed submissions according to official evaluation criteria.

At the discretion of HHS and the Cohen Foundation, and subject to availability of future funding, at least one additional phase may follow Phase 2. Future phases are expected to focus on clinical and nonclinical validation of diagnostic tests that detect active infection by Lyme-disease-causing bacteria, as well as readiness for regulatory submission and market entry. Thanks to a $10 million pledge to the LymeX Diagnostics Prize from the Cohen Foundation, $9 million in additional LymeX prizes are projected to be available in proposed future phases.

Visit LymeXDiagnosticsPrize.com for more information and subscribe to the competition newsletter to receive future updates.

About T2Lyme Panel:

The T2Lyme Panel is a direct-from-blood molecular diagnostic test designed to run on the FDA-cleared T2Dx® Instrument and to detect Borrelia burgdorferi, the bacteria that causes Lyme disease. The T2Lyme Panel is intended to test individuals with signs and symptoms of Lyme disease and aid in the diagnosis of early Lyme disease. In the last six months, the T2Lyme Panel received Breakthrough Device Designation from the U.S. Food and Drug Administration and received a patent from the U.S. Patent and Trademark Office, both covering the T2Lyme Panel.

About Lyme Disease:

Lyme disease is a bacterial infection caused by the genes Borrelia and is transmitted to humans through the bite of infected ticks. It is considered the most common vector borne illness in the United States. Borrelia burgdorferi is spread by deer ticks (Ixodes scapularis) in the northeastern, mid-Atlantic and north-central regions of the U.S., and by the western blacklegged tick (Ixodes pacificus) on the Pacific Coast. According to the U.S. Centers for Disease Control and Prevention (CDC), approximately 476,000 Americans may get Lyme disease each year in the United States. Typical symptoms include fever, headache, fatigue, and skin rash called erythema migrans. If left untreated, infection can spread to joints, the heart, and the nervous system.

About T2 Biosystems:

T2 Biosystems, a leader in the rapid detection of sepsis-causing pathogens and antibiotic resistance genes, is dedicated to improving patient care and reducing the cost of care by helping clinicians effectively treat patients faster than ever before. T2 Biosystems’ products include the T2Dx® Instrument, the T2Bacteria® Panel, the T2Candida® Panel, the T2Resistance® Panel, and the T2SARS-CoV-2™ Panel and are powered by the proprietary T2 Magnetic Resonance (T2MR®) technology. T2 Biosystems has an active pipeline of future products, including the T2Biothreat™ Panel, the T2Cauris™ Panel, and T2Lyme™ Panel, as well as next-generation products for the detection of bacterial and fungal pathogens and associated antimicrobial resistance markers.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our plan to develop and commercialize a diagnostic test for the detection of early Lyme disease, the capability of the T2Lyme Panel to detect early Lyme disease, the market opportunity for a diagnostic test for early Lyme disease, timing of development of an LDT for Lyme disease, status of product development pipeline, product demand, and commitments or opportunities, , as well as statements that include the words “expect,” “intend,” “plan”, “believe”, “project”, “forecast”, “estimate,” “may,” “should,” “anticipate,” and similar statements of a future or forward looking nature. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, (i) any inability to (a) realize anticipated benefits from commitments, contracts or products; (b) successfully execute strategic priorities; (c) bring products to market; (d) expand product usage or adoption; (e) obtain customer testimonials; (f) accurately predict growth assumptions; (g) realize anticipated revenues; (h) incur expected levels of operating expenses; or (i) increase the number of high-risk patients at customer facilities; (ii) failure of early data to predict eventual outcomes; (iii) failure to make or obtain anticipated FDA filings or clearances within expected time frames or at all; or (iv) the factors discussed under Item 1A. “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the U.S. Securities and Exchange Commission, or SEC, on March 23, 2022, and other filings the company makes with the SEC from time to time. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While the company may elect to update such forward-looking statements at some point in the future, unless required by law, it disclaims any obligation to do so, even if subsequent events cause its views to change. Thus, no one should assume that the Company’s silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to the date of this press release.

Investor Contact:

Philip Trip Taylor, Gilmartin Group

ir@T2Biosystems.com

415-937-5406